VICTORY DIVIDE MINING COMPANY ACQUIRES HEILONGJIANG YANGLIN SOYBEAN GROUP CO., LTD AND COMPLETES $21.5 MILLION PLACEMENT

Heilongjiang, PRC, October 10, 2007 - Victory Divide Mining Company (the “Company”)(OTC: VCDV) today announced the acquisition on October 3, 2007 of Faith Winner Investments Limited, a British Virgin Islands corporation which, through Faith Winner (Jixian) Agriculture Development Company, a Chinese company, has a series of contracts with Heilongjiang Yanglin Soybean Group Co. Ltd (“Yanglin”), which gives it control over Yanglin’s business, personnel and finances as if it were a wholly owned subsidiary. Yanglin is in the business of manufacturing and selling non-genetically modified soybean products.

Also on October 3, 2007, the Company completed a private placement of $21.5 million through the sale of shares of its Series A Convertible Preferred Stock and attached warrants. The Series A Convertible Preferred Stock is convertible into an aggregate of 10,000,000 shares of the Company’s common stock at the option of the holders of such Series A Convertible Preferred Stock.

Along with the Series A Convertible Preferred Stock, the Company sold, for no additional consideration, five series of warrants, Series A, B, J, C and D. The Series J warrants may be converted, on a one-for-one basis, into an aggregate of 7,801,268 shares of the Company’s Series B Convertible Preferred Stock, which then may be converted, on a one-for-one basis, into the Company’s common stock. The Series A, B, C and D warrants are convertible on a one-for-one basis into 10,000,000, 5,000,000, 7,801,268 and 3,900,634 shares of the Company’s common stock, respectively. Each of the warrants has a five year term from October 3, 2007, except for the Series J warrant which has an 18-month term from October 3, 2007. The Series C and D warrants are exercisable only upon the exercise of the Series J warrants. The exercise prices are: $2.75 (Series A warrant), $3.50 (Series B warrant); $2.37 (Series J warrant); $3.03 (Series C warrant) and $3.85 (Series D warrant).

Over the past two years, Yanglin’s business has shown significant growth with revenues increasing to $88,078,494 for the fiscal year ended December 31, 2006 from $38,395,505 for the prior year. Net sales revenue was $69,165,787 for the six months ended June 30, 2007, an increase from $48,374,638 for the six months ended June 30, 2006.

Net income was $6,855,890 for the fiscal year ended December 31, 2006 an increase from $2,001,075 for fiscal year ended December 31, 2005. Net income was $4,612,954 for the six months ended June 30, 2007, an increase from $3,092,655 for the six months ended June 30, 2006.

Shulin Liu, the Chief Executive Officer of the Company stated, “The closing of our reverse merger transaction and financing provide us with the capital investment we need to not only continue the growth of Yanglin’s business, but to accelerate that growth. We can now focus on meeting existing demand for our products, as well as accelerating marketing efforts to increase our market share both in the PRC and abroad.”

Forward-looking Statements

Statements made in this news release, may contain forward looking statements concerning the Company’s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.